LEASE CONTRACT

Lesser (hereinafter referred to as Party A): Beijing Fengtai District 2nd Sanatorium of General Logistics of P.L.A.

Lessee (hereinafter referred to as Party B): Liangfang Pharmaceutical Co. Ltd

Party A and Party B have reached an agreement through friendly consultation to conclude the following contract.

1. Location of the premises

Party A will lease to Party B the premises and attached facilities owned by itself which is located at No.16, Chengzhuang Road, Fengtai District, Beijing.

2. Size of the premises

The registered size of the leased premises is 1054 square meters (Gross size).

3. Lease term

The lease term will be from Apr (month), 1st (day), 2003(year) to Dec (month),31st (day), 2006(year). Party A will clear the premises and provide it to Party B for use before/(month)/(day)/(year).

4. Rental

Amount: the rental will be 220,000 RMB per year (including management fees and heating cost).Party B will pay the rental to Party A in the form of cash.

Payment of rental will be one installment every month(s). The first installment will be paid before the date Parties executed this agreement. Each successive installment will be paid by day of each month. Party B will pay the rental before using the premises and attached facilities (In case Party B pays the rental in the form of remittance, the date of remitting will be the day of payment and the remittance fee will be borne by the remitter.) Party A will issue a written receipt after receiving the payment .

In case the rental is more than 7 working days overdue, Party B will pay 0.5 percent of monthly rental as overdue fine every day, if the rental be paid 10 days overdue, Party B will be deemed to have with drawn from the premises and breach the contract. In this situation, Party A has the right to take back the premises and take actions against party B’s breach.

5. Deposit

1) Guarantying the safety and good conditions of the premises and attached facilities and account of relevant fees are settled on schedule during the lease term, party B will pay to party A as a deposit before(month)(day)(year). Party A will issue a written receipt after receiving the deposit.

2) Unless otherwise provided for by this contract, Party A will return full amount of the deposit without interest on the day when this contract expires and party B clears the premises and has paid all due rental and other expenses.

3) In case party B breaches this contract, party A has right to deduct the default fine, compensation for damage or any other expenses from the deposit . In case the deposit is not sufficient to cover such items, Party B should pay the insufficiency within ten days after receiving the written notice of payment from Party A.

4) If Party B can’t normally use the apartment because of Party A , Party A should return the deposit to Party B at once. And, Party B has the right to ask for the compensation from Party A.

6. Obligations of Party A

1) Party A will provide the premises and attached facilities (see the appendix of furniture list for detail) on schedule to Party B for using.

2) In case the premise and attached facilities are damaged by quality problems, natural damages or accidents, Party A will be responsible to repair and pay the relevant expenses. If Party A can’t repair the damaged facilities in two weeks so that Party B can’t use the facilities normally, Party B has the right to terminate the contract and Party A must return the deposit.

3) Party A will guarantee the lease right of the premises. In case of occurrence of ownership transfer in whole or in part and other accidents affecting the right of lease by Party B, Party A shall guarantees that the new owner, and other associated ,third parties shall be bound by the terms of this contract. Otherwise, Party A will be responsible to compensate party B’s losses.

4) Party A must register this contract with the relevant government authority If not doing so resulting that this contract is invalid or Party B’s right of leasing may be damaged , Party A should take the all responsibilities. Party A should also bear the all the relevant taxes.

7. Obligations of Party B

1) Party B will pay the rental and the deposit on time.

2) Party B may add new facilities with Party A’s approval. When this contract expires, Party B may take away the added facilities without changing the good conditions of the premises for normal use.

3) Party B will not transfer the lease of the premises or sublet it without Party A’s approval and should take good care of the premises. Otherwise, Party B will be responsible to compensate any damages of the premises and attached facilities caused by its fault and negligence.

4) Party B will use the premises lawfully according to this contract without changing the nature of the premises and storing hazardous materials in it. Otherwise, Party B will be responsible for the damages caused by it .

5) Party B will bear the cost of utilities such as telephone communications, water, electricity and gas on time during the lease term.

8. Termination and dissolution of the contract

1) Within one month before the contract expires, Party B will notify Party A if it intends to extend the lease. In this situation, two parties will discuss matters over the extension. Under the same terms Party B has the priority to lease the premises.

2) When the lease term expires, Party B will return the premises and attached facilities to Party A with in days. Any belongings left in it without Party A’s previous understanding will be deemed to be abandoned by Party B. In this situation, Party A has the right to dispose of it and Party A will raise no objection.

This contract will be effective after being signed by both parties. Any party has no right to terminate this contract without another party’s agreement. Anything not covered in this contract will be discussed separately by both parties.

9. Breach of the contract

1) During the lease term, any party who fails to fulfill any article of this contract without the other party’s understanding will be deemed to breach the contract. Both parties agree that the default fine will be / RMB. In case the default fine is not sufficient to cover the loss suffered by the faultless party, the party in breach should pay additional compensation to the other party.

2) Both parties will solve the disputes arising from execution of the contract or in connection with the contract through friendly consultation. In case the agreement cannot be reached, any party may summit the dispute to the court that has the jurisdiction over the matter.

10. Miscellaneous

1) Any annex is the integral part of this contract. The annex and this contract are equally valid.

2) There are 2 originals of this contract. Each party will hold 1 original(s).

Other special terms will be listed bellows:

(Signature)

Party A:	Party B:
ID No:	ID No:
Address:	Address:
Tel:	Tel:
Representative:	Representative:
Date:	Date:

Intermediary:
Representative:
Address:
Date:
Tel:

The appendix: